Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2024 (except Note 14, as to which the date is August 9, 2024), with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. included in the Registration Statement on Form S-1 and related Prospectus of Palvella Therapeutics, Inc. for the registration of 5,634,504 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 30, 2024